EXHIBIT 99.1

SUNOCO LOGISTICS PARTNERS L.P.

REPORTS FOURTH QUARTER AND YEAR-END RESULTS AND DECLARES INCREASED

FOURTH QUARTER DISTRIBUTION OF $0.55 PER COMMON AND SUBORDINATED UNIT

PHILADELPHIA, January 21, 2004—Sunoco Logistics Partners L.P. (NYSE: SXL) today announced net income for the fourth quarter 2003 of $12.9 million, or $0.54 per limited partner unit on a diluted basis, compared with $8.3 million for the fourth quarter 2002, or $0.35 per limited partner unit on a diluted basis. For the year ended December 31, 2003, net income increased to $59.4 million compared with $46.8 million for the year ended December 31, 2002.

Sunoco Partners LLC, the general partner of Sunoco Logistics Partners L.P., also declared an increased cash distribution for the fourth quarter 2003 of $0.55 per common and subordinated partnership unit ($2.20 annualized) payable February 13, 2004 to unitholders of record on February 4, 2004, an increase of $0.0375 per partnership unit on a quarterly basis ($0.15 annualized increase).

“We are very pleased with the continuing improvement of the business as demonstrated by the 2003 record earnings of $59.4 million, or $2.53 per unit,” said Deborah M. Fretz, President and Chief Executive Officer of Sunoco Logistics Partners L.P. “The diversity of our businesses as well as continued solid performance by operations allowed us to capitalize on market opportunities. This, in addition to our acquisitions, has increased our ratable cash flow, and as a result we are announcing a 7.3 percent increase in our quarterly distribution. Our annualized distribution has increased 12.8 percent from $1.95 to $2.20 per unit over the year. Going forward, we are excited by our growth opportunities in 2004. Sunoco, Inc. recently announced that it has closed its purchase of the Eagle Point, N.J. refinery. We expect to complete the acquisition of the related logistics assets from Sunoco, Inc. in the first quarter of 2004.”

Net income for the fourth quarter 2003 increased to $12.9 million from $8.3 million for the fourth quarter 2002 due to a $4.9 million increase in operating income, partially offset by a $0.3 million increase in net interest expense. The increase in operating income includes the effect of special items such as the absence in the current quarter of a $6.3 million write-down of an idled refined product pipeline in the Eastern Pipeline System and a related terminal in the prior year and a $1.2 million gain in the current quarter relating to the settlement of a claim at the Nederland Terminal resulting from assets damaged by the May 2003 third party natural gas pipeline release. The cash received relating to this claim was primarily used to replace or repair certain impacted assets. The increase in operating income also includes equity income for a full quarter from the corporate joint ventures acquired in November 2002, lower operating expenses at the Terminal Facilities, and a decline in selling, general and administrative expenses. Partially offsetting these items were lower gross margins and higher operating expenses from the Western Pipeline System.

For the year ended December 31, 2003, net income increased to $59.4 million compared with $46.8 million for the year ended December 31, 2002. This $12.6 million increase was the result of a $13.8 million increase in operating income and a $1.6 million increase from the absence in the current period of corporate income taxes which were incurred prior to the initial public offering, partially offset by a $2.7 million increase in net interest expense. Operating income increased $13.8 million to $79.5 million for the year ended December 31, 2003 compared with $65.6 million for the prior year due principally to the special items noted previously, equity income from the corporate joint ventures acquired in November 2002, higher trunk and gathering pipeline volumes and an increase in gross margins at the Western Pipeline System, and a decline in operating expenses at the Eastern Pipeline System. Partially offsetting these amounts were increases in selling, general and administrative expenses and operating expenses at the Western Pipeline System and Terminal Facilities.

Segmented Fourth Quarter Results

Eastern Pipeline System

The Eastern Pipeline System experienced a $4.9 million increase in operating income to $9.0 million for the fourth quarter 2003 from $4.1 million for the fourth quarter 2002. Sales and other operating revenue decreased $0.9 million from the prior year’s quarter to $23.9 million for the fourth quarter 2003 mainly as a result of lower product shipments, partially offset by higher revenue per barrel mile. Other income increased $1.5 million from the prior year’s quarter to $3.3 million for the fourth quarter 2003 primarily due to a full quarter’s equity income from the pipeline interests acquired in November 2002. Operating expenses increased $0.9 million from the prior year’s quarter to $10.7 million for the fourth quarter 2003 due to higher pipeline integrity management and maintenance expenses. Depreciation and amortization decreased $5.0 million to $2.7 million for the fourth quarter 2003 from $7.7 million for the fourth quarter 2002 primarily due to the absence in the current quarter of the write-down of an idled refined product pipeline in the prior year period.

Terminal Facilities

Operating income at the Terminal Facilities business segment increased $3.4 million to $8.4 million for the fourth quarter 2003 from $5.0 million for the fourth quarter 2002. Sales and other operating revenue decreased $0.3 million from the prior year’s quarter to $22.3 million for the fourth quarter 2003 due primarily to lower tank rental revenue at the Nederland Terminal. Other income increased to $1.1 million for the fourth quarter 2003 due principally to the gain recognized related to the settlement of a claim at the Nederland Terminal noted previously. Operating expenses decreased $1.0 million from the prior year’s quarter to $9.4 million for the fourth quarter 2003 due mainly to lower maintenance expenses at the refined product terminals, the Fort Mifflin Terminal Complex, and the Marcus Hook Tank Farm (collectively referred to as the “Other Terminals”). Depreciation and amortization decreased $0.9 million from the prior year’s quarter primarily due to the absence in the current quarter of the write-down of an idled refined product terminal in the prior year period. Selling, general and administrative expenses decreased $0.7 million from the prior year’s quarter to $3.2 million for the fourth quarter 2003 as a result of lower allocated administrative expenses.

Western Pipeline System

Operating income for the Western Pipeline System was $0.7 million for the fourth quarter 2003, a decrease of $3.4 million compared with the fourth quarter 2002. The decrease was primarily the result of lower lease acquisition volumes and margins and higher pipeline maintenance expenses, partially offset by a full quarter’s equity income from the interest in West Texas Gulf Pipe Line acquired in November 2002. Total revenues and cost of products sold and operating expenses increased in the fourth quarter 2003 compared with the fourth quarter 2002 due primarily to an increase in the price of crude oil and an increase in lease acquisition bulk volumes. The average price of West Texas Intermediate crude oil at Cushing, Oklahoma, increased to an average price of $31.18 per barrel for the fourth quarter 2003 from $28.17 per barrel for the fourth quarter 2002.

Segmented Year End Results

Eastern Pipeline System

Operating income for the Eastern Pipeline System increased $10.0 million to $37.1 million for the year ended December 31, 2003 compared with $27.1 million for the prior year. Sales and other operating revenue decreased $0.9 million from the prior year to $94.2 million for 2003 as a result of a decrease in total shipments, partially offset by higher revenue per barrel mile. Other income increased $5.2 million from the prior year to $12.1 million for 2003 primarily due to the equity income from the pipeline interests acquired in November 2002. Operating expenses declined $3.0 million from the prior year to $40.0 million for 2003 due mainly to the absence of costs in the current year associated with a pipeline release in January 2002 and lower pipeline maintenance expenses. As this pipeline release occurred prior to the IPO and the Partnership is indemnified by Sunoco, Inc. for liabilities associated with this incident, there was no impact on the Partnership’s post-IPO financial results. Depreciation and amortization decreased $4.4 million from the prior year to $10.6 million for 2003 primarily due to the absence in the current year of the write-down of an idled refined product pipeline in the prior year. Selling, general and administrative expenses increased $1.8 million from the prior year to $18.6 million for 2003 due to higher allocated administrative expenses.

Terminal Facilities

The Terminal Facilities business segment experienced a $1.6 million increase in operating income to $30.5 million for the year ended December 31, 2003 from $28.9 million for the year ended December 31, 2002. Sales and other operating revenue increased $3.8 million from the prior year to $91.7 million for 2003 primarily due to higher combined throughput volumes at the Other Terminals, partially offset by lower tank rental revenue at the Nederland Terminal. Other income increased to $1.1 million for 2003 due the gain recognized related to the settlement of a claim at the Nederland Terminal noted previously. Operating expenses increased $3.0 million from the prior year to $38.5 million for 2003 due mainly to higher maintenance expenses at the Other Terminals. Selling, general and administrative expenses increased $0.5 million from the prior year to $12.9 million for 2003 due to higher allocated administrative expenses.

Western Pipeline System

Operating income for the Western Pipeline System was $11.9 million for the year ended December 31, 2003, an increase of $2.3 million from the prior year. This increase was primarily the result of higher trunk and gathering pipeline volumes, equity income from the interest in West Texas Gulf Pipe Line acquired in November 2002, and an increase in lease acquisition volumes and margins. These amounts were partially offset by higher pipeline integrity management and maintenance expenses. Total revenues and cost of products sold and operating expenses increased for 2003 compared with the prior year due primarily to an increase in the price of crude oil and an increase in lease acquisition and bulk volumes. The average price of West Texas Intermediate crude oil at Cushing, Oklahoma, increased to an average price of $31.02 per barrel for 2003 from $26.11 per barrel for 2002. Selling, general and administrative expenses increased $3.0 million from the prior year to $16.9 million for 2003 due to higher allocated administrative expenses.

Net Financing Activities

Net interest expense increased $0.3 million to $5.2 million for the fourth quarter 2003 compared with the prior year’s period due primarily to a decline in capitalized interest and interest for a full quarter on the $64.5 million outstanding on the $250 million credit facility. The credit facility was drawn on November 15, 2002 to fund two acquisitions. Net interest expense increased $2.7 million from the prior year to $20.0 million for the year ended December 31, 2003 due primarily to a decline in capitalized interest and interest on the credit facility. Total debt outstanding at December 31, 2003 was $313.1 million, which consists of $248.6 million of the Senior Notes and the borrowings on the credit facility. During the fourth quarter 2003, the Partnership repaid $4.1 million of outstanding indebtedness to a third party.

Sunoco Logistics Partners L.P.

Financial Highlights

(in thousands, except units and per unit amounts)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Sales and other operating revenue	$631,353	$530,841	$2,657,473	$1,824,028
Other income	5,111	1,940	16,730	6,904

Total Revenues	636,464	532,781	2,674,203	1,830,932

Cost of products sold and operating expenses	599,267	493,963	2,519,160	1,690,896
Depreciation and amortization	6,645	12,295	27,157	31,334
Selling, general and administrative expenses	12,473	13,373	48,412	43,073

Total costs and expenses	618,385	519,631	2,594,729	1,765,303

Operating income	18,079	13,150	79,474	65,629
Net interest expense	5,218	4,895	20,040	17,299

Income before income tax expense	12,861	8,255	59,434	48,330

Income tax expense	—	—	—	1,555

Net Income	$12,861	$8,255	$59,434	$46,775

Allocation of 2002 Net Income:
Portion applicable to January 1 through February 7, 2002 (period prior to initial public offering)				$3,421
Portion applicable to February 8 through December 31, 2002				43,354

Net Income				$46,775

Calculation of Limited Partners’ interest:
Net Income	$12,861	$8,255	$59,434	$43,354
Less: General Partner’s interest	430	165	1,423	867

Limited Partners’ interest in Net Income	$12,431	$8,090	$58,011	$42,487

Net Income per Limited Partner unit (year ended December 31, 2002 is for the period from February 8 through December 31, 2002):
Basic	$0.55	$0.36	$2.55	$1.87

Diluted	$0.54	$0.35	$2.53	$1.86

Weighted average Limited Partners’ units outstanding:
Basic	22,771,793	22,769,536	22,771,793	22,767,899

Diluted	22,936,932	22,819,511	22,894,520	22,785,407

Sunoco Logistics Partners L.P.

Earnings Contribution by Business Segment

(in thousands, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Eastern Pipeline System:
Sales and other operating revenue	$23,863	$24,778	$94,161	$95,038
Other income	3,337	1,829	12,147	6,925

Total Revenues	27,200	26,607	106,308	101,963

Operating expenses	10,701	9,771	40,000	42,982
Depreciation and amortization	2,658	7,699	10,630	15,051
Selling, general and administrative expenses	4,808	5,010	18,560	16,772

Operating Income	$9,033	$4,127	$37,118	$27,158

Terminal Facilities:
Sales and other operating revenue	$22,312	$22,577	$91,668	$87,885
Other income	1,131	—	1,146	2

Total Revenues	23,443	22,577	92,814	87,887

Operating expenses	9,367	10,342	38,521	35,568
Depreciation and amortization	2,483	3,385	10,925	11,113
Selling, general and administrative expenses	3,242	3,908	12,913	12,367

Operating Income	$8,351	$4,942	$30,455	$28,839

Western Pipeline Systems:
Sales and other operating revenue	$585,178	$483,486	$2,471,644	$1,641,105
Other income / (loss)	643	111	3,437	(23)

Total Revenues	585,821	483,597	2,475,081	1,641,082

Costs of products sold and operating expenses	579,199	473,850	2,440,639	1,612,346
Depreciation and amortization	1,504	1,211	5,602	5,170
Selling, general and administrative expenses	4,423	4,455	16,939	13,934

Operating Income	$695	$4,081	$11,901	$9,632

Sunoco Logistics Partners L.P.

Operating Highlights

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Eastern Pipeline System(1):
Total shipments (barrel miles per day)(2)	56,587,604	60,567,397	55,323,880	56,768,267
Revenue per barrel mile (cents)	0.458	0.445	0.466	0.459

Terminal Facilities:
Terminal throughput (bpd):
Nederland terminal	416,174	386,783	441,701	437,381
Other terminals(3)	743,652	753,957	762,693	745,403

Western Pipeline System(1):
Crude oil pipeline throughput (bpd)	300,023	289,991	304,471	286,912
Crude oil purchases at wellhead (bpd)	185,968	189,405	193,176	189,277
Gross margin per barrel of pipeline throughput (cents)(4)	16.2	31.6	22.9	22.5

(1)	Excludes amounts attributable to equity ownership interests in the corporate joint ventures.
(2)	Represents total average daily pipeline throughput multiplied by the number of miles of pipeline through which each barrel has been shipped.
(3)	Consists of the refined product terminals, the Fort Mifflin Terminal Complex and the Marcus Hook Tank Farm.
(4)	Represents total segment sales and other operating revenue minus cost of products sold and operating expenses and depreciation and amortization divided by crude oil pipeline throughput.

An investor call with management regarding our fourth quarter and year end results is scheduled for Thursday morning, January 22 at 9:00 am EDT. Those wishing to listen can access the call by dialing (USA toll free) 1-877-297-3442; International (USA toll) 1-706-643-1335 and requesting “Sunoco Logistics Partners Earnings Call,” password “Sunoco Logistics”, leader “Colin Oerton”. This event may also be accessed by a webcast, which will be available at www.sunocologistics.com. A number of presentation slides will accompany the audio portion of the call and will be available to be viewed and printed shortly before the call begins. Individuals wishing to listen to the call on the Partnership’s web site will need Windows Media Player, which can be downloaded free of charge from Microsoft or from Sunoco Logistics Partners’ conference call page. Please allow at least fifteen minutes to complete the download.

Audio replays of the conference call will be available for two weeks after the conference call beginning approximately two hours following the completion of the call. To access the replay, dial 1-800-642-1687. International callers should dial 1-706-645-9291. Please enter Conference ID #3181144.

Sunoco Logistics Partners L.P. (NYSE: SXL), headquartered in Philadelphia, was formed to acquire, own and operate substantially all of Sunoco, Inc.’s refined product and crude oil pipelines and terminal facilities. The Eastern Pipeline System consists of approximately 1,900 miles of primarily refined product pipelines and interests in four refined products pipelines, consisting of a 9.4 percent interest in Explorer Pipeline Company, a 31.5 percent interest in Wolverine Pipe Line Company, a 12.3 percent interest in West Shore Pipe Line Company and a 14.0 percent interest in the Yellowstone Pipe

Line Company. The Terminal Facilities consist of 7.8 million barrels of refined product terminal capacity and 16.0 million barrels of crude oil terminal capacity (including 12.5 million barrels of capacity at the Texas Gulf Coast Nederland Terminal). The Western Pipeline System consists of approximately 2,700 miles of crude oil pipelines, located principally in Oklahoma and Texas and a 43.8 percent interest in the West Texas Gulf Pipe Line Company. For additional information visit Sunoco Logistics’ web site at www.sunocologistics.com.

NOTE: Those statements made in this release that are not historical facts are forward-looking statements. Although Sunoco Logistics Partners L.P. believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and necessarily involve risks that may affect our business prospects and performance causing actual results to differ from those discussed in the foregoing release. Such risks and uncertainties include, among other things, our ability to successfully consummate announced acquisitions and integrate them into existing business operations; the ability of announced acquisitions to be cash-flow accretive; increased competition; changes in the demand both for crude oil that we buy and sell, as well as for crude oil and refined products that we store and distribute; the loss of a major customer; changes in our tariff rates; changes in throughput of third-party pipelines that connect to our pipelines and terminals; changes in operating conditions and costs; changes in the level of environmental remediation spending; potential equipment malfunction; potential labor relations problems; the legislative or regulatory environment; plant construction/repair delays; and political and economic conditions, including the impact of potential terrorist acts and international hostilities. These and other applicable risks and uncertainties are described more fully in our September 30, 2003 Quarterly Report on Form 10-Q (filed with the Securities and Exchange Commission on November 6, 2003). The Partnership undertakes no obligation to update any forward-looking statements in this release, whether as a result of new information or future events.

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